Form of
APPENDIX A
to INVESTMENT ADVISORY AGREEMENT
As Amended [    ]

Separate Series of Trust for Advisor Solutions

Fund	Annual Fee Rate
Hatteras Alpha Hedged Strategies Fund	0.25% of average daily net assets
Hatteras Long / Short Equity Fund	1.75% of average daily net assets
Hatteras Long / Short Debt Fund	0.00% of average daily net assets
Hatteras Managed Futures Strategies Fund	1.75% of average daily net assets
Hatteras Event Driven Fund	1.75% of average daily net assets
Hatteras Market Neutral Fund	1.75% of average daily net assets
Hatteras Disciplined Opportunity Fund	1.25% of average daily net assets

TRUST FOR ADVISOR SOLUTIONS

By: ___________________________________
Name: Gregory C. Bakken
Title: President

HATTERAS FUNDS, LP

By: ___________________________________
Name: R. Lance Baker
Title: Chief Financial Officer